Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	May 5, 2005
714-801-9021

CALC Reports First Quarter Results

Financial and Operating Highlights — First Quarter 2005 vs. 2004

•                  First quarter homebuilding revenues of $6.5 million, up 16% year-over-year

•                  Gross operating profit of $1.7 million, up 31% year-over-year

•                  Gross margin from homebuilding improved to 26.2% vs. 23.2% in 2004

•                  Non-recurring income tax benefit of $4.5 million

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $4.7 million or $.43 per diluted share for the three months ended March 31, 2005.  The Company recognized a non-recurring income tax benefit of $4.5 million, primarily reflecting the reversal of valuation allowances on post-reorganization net operating losses (NOLs) as a result of the California Coastal Commission’s April 14, 2005 approval of the Company’s development plan for 349 homes on the Bolsa Chica upper mesa.

Raymond J. Pacini, CEO of the Company stated: “Our first quarter 2005 results primarily reflect tax benefits related to NOLs which the Company expects to utilize in the future against income from development of Bolsa Chica.  We expect to start construction at Bolsa Chica in the first half of next year.”

                On August 12, 2004, an agreement to sell a 103-acre parcel of the Bolsa Chica Mesa known as the “Lower Bench” to the State’s Wildlife Conservation Board (“WCB”) for $65 million was approved by the WCB.  The sale remains subject to shareholder approval and the terms of the agreement include an outside closing date of June 30, 2005. If the proposed sale is completed, WCB’s purchase of the property will be funded with bond proceeds authorized by voter-approved Proposition 50, which was passed in November 2002.  The Company has indicated that it will require shareholder approval and issuance of the CDP for the Upper Mesa by the Coastal Commission prior to closing the sale.  Therefore, the Company has initiated discussions with the WCB to extend the outside closing date for completing the sale in order to allow time for a shareholder vote and to satisfy the conditions for issuance of the CDP, which may take six to nine months to complete.  The WCB has indicated a willingness to extend the outside closing date to December 31, 2005.  However, there can be no assurances that a sale transaction will ever be completed.

The first quarter results also reflect gross operating profit of $1.7 million from delivery of 10 homes at the Company’s Chino and Riverside, California homebuilding projects, partially offset by operating expenses of $1.4 million.  The current period operating expenses were comprised of selling, general and administrative expenses of $1.2 million and other expense of $200,000.

                The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number and locations of acttive selling communities over a given time period and market conditions during the period over which lots are held may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The recent quarter’s income before income taxes of $300,000 was comparable to the first quarter of 2004, when the Company reported income before income taxes of $400,000.  The prior year’s first quarter reflects gross operating profit of $1.3 million generated by deliveries of 13 homes, offset by net operating expenses of $900,000 which were primarily comprised of selling, general and administrative and income tax expenses.  The increase in selling, general and administrative expenses for the 2005 period compared with the 2004 period primarily reflects increases in selling expenses for the Company’s homebuilding business, corresponding to the number of new projects currently selling.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 51% of total assets at March 31, 2005.  On April 14, 2005, the Coastal Commission approved the Company’s application for a Coastal Development Permit to build 349 homes on 68 acres of the approximately 105-acre upper bench of the Bolsa Chica mesa.  The Company will be working diligently over the next several months to satisfy the various conditions necessary for the Coastal Commission to issue the permit.  While it is difficult to predict how long this will take, the Company currently expects to begin grading during the first half of 2006, begin building model homes in the second half of 2006 and start selling homes in the first half of 2007.

The Company has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County.  The Company is also continuing to pursue other land development and lot acquisition opportunities throughout Southern California.  The Company has been building lot inventory during 2004 and the first quarter of

2005, completing acquisitions of 271 single-family residential lots during the past 14 months, and acquiring an additional 249 lots in April 2005.

                The increase in the average price of homes delivered from $431,000 in the first quarter of 2005 to $650,000 during the first quarter of 2005, and the current quarter gross margin of 26.2% compared with the prior period margin of 23.2%, primarily reflects the increased margin on the Chino and Riverside (Jasper Ranch) projects, as compared with the margin on the Riverside (Harvest) and North Corona projects in the prior year, and home price appreciation experienced in the Inland Empire during the past year in excess of 30%.  The Company generated $400,000 more in gross operating profit from home sales during the first quarter of 2005 compared with the same period of 2004, while delivering three fewer homes (10 vs. 13).

                The tight supply of new homes in Southern California has resulted in significant home price increases over the last five years.  As a result, the affordability of new homes has been declining and could further jeopardize future demand.

Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade.  While continued population growth and demand for new homes are expected in the Inland Empire, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to cease.

                The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal

Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes has delivered over 1,700 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder

and No Further Acquisitions by Current 5% or Greater Stockholders

                Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $167 million of net operating loss carryovers (“NOLs”).  All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

                Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the completion of the pending $65 million sale of the lower bench of the Bolsa Chica Mesa to the State of California’s Wildlife Conservation Board, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

                These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

                Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

                The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months
	Ended
	March 31,
	2005	2004

Homes delivered	10	13

Home sales revenue	$6.5	$5.6
Cost of sales	4.8	4.3

Gross operating profit from homebuilding	$1.7	$1.3

Gross margin percentage	26.2%	23.2%

Per Home Data

Average sales price	$650,000	$431,000

Increase in average sales price*	51%

Average Gross Margin	$170,000	$100,000

Increase in average gross margin **	70%

Lot Inventory

Backlog of homes sold, but
not closed at end of period	58	36

Completed homes in inventory, all in escrow	3	—

Entitled lots controlled at end of period
Owned lots	195	87
Optioned lots	357	297

Total homes and lots	613	420

*	Reflects a combination of change in average home size and price appreciation.

**	Primarily reflects price appreciation and a comparatively higher price level for home deliveries near Riverside and Chino (2005) vs. Corona (2004).

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Revenues	$6.5	$5.6

Costs of sales	4.8	4.3

Gross operating profit	1.7	1.3

Selling, general and administrative expenses	1.2	.9
Interest expense	—	.1
Income from unconsolidated joint ventures	—	(.1)
Other expense, net	.2	—

Income before income taxes	.3	.4

Provision (benefit) for income taxes	(4.5)	.1

Minority interest in income of consolidated
joint venture	.1	—

Net income	$4.7	$.3

Other comprehensive income, net of income taxes:
Minimum pension liability income tax benefit	.9	—

Comprehensive income	$5.6	$.3

Earnings per common share:

Basic	$.46	$.03

Diluted	$.43	$.03

Weighted average common shares outstanding:

Basic	10.2	10.1

Diluted	10.9	10.8

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$15.3	$9.0

Restricted cash	1.1	1.1

Real estate held for current development or sale	53.8	49.9

Real estate to be held for current development — not owned	24.7	24.7

Land held for future development or sale	156.8	156.4

Deferred tax assets	47.7	3.6

Other assets	6.3	6.1

Total Assets	$305.7	$250.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$10.9	$15.0

Project debt	37.5	22.6

Obligations related to consolidated real estate - not owned	24.7	24.7

Other liabilities	9.2	9.3

Total liabilities	82.3	71.6

Minority interest	.1	.3

Stockholders’ equity (a)	223.3	178.9

	$305.7	$250.8

Shares outstanding (b)	10.9	10.9

Book value per share (b)	$20.49	$16.41

(a)

Increase since December 31, 2004 reflects $4.7 million of net income, $38.5 million from reversal of valuation reserve on pre-Reorganization net operating losses, $300,000 from issuance of stock for exercised options and the related tax effect and $900,000 of other comprehensive income.

(b)	Assumes exercise of 692,496 and 719,996 outstanding stock options for common shares which were dilutive as of March 31, 2005 and December 31, 2004 respectively.